Exhibit 99.2

NeuroMetrix, Inc.

February 5, 2008

Guy Daniello

c/o NeuroMetrix, Inc.

62 Fourth Avenue

Waltham, MA  02451

Dear Guy:

On behalf of NeuroMetrix, Inc. (the “Company”) and its Board of Directors, I am pleased to confirm the  following terms of your continuing employment with NeuroMetrix.

•                    Title & Responsibilities:  Your title will continue to be Senior Vice President of Information Technology.  In this position, you will continue to report to the Company’s Chief Executive Officer.  As you know, the Senior Vice President of Information Technology is responsible for developing, implementing and overseeing the Company’s information systems, as they pertain to internal operations and product development.  You also will be responsible for performing any other services and duties in connection with the business, affairs and operations of NeuroMetrix as may be assigned or delegated to you that are not inconsistent with your title and responsibilities from time to time by or under the authority of the Chief Executive Officer or Board of Directors.

•                    Base Salary:  The Company will pay you a salary (“Base Salary”) at a semi-monthly rate of $8,320.42 ($199,690 annualized), subject to periodic review and adjustment at the discretion of the Company.

•                    Variable Compensation:  You will be eligible to receive an annual cash performance bonus of up to twenty five (25) percent of your Base Salary.  The Company shall consider and make a bonus determination not later than 60 days after the end of each fiscal year during which you are employed by the Company and the Company will pay such bonus to you on or before the 15th day of the third month after the end of the following fiscal year (e.g., a bonus determined within 60 days after the end of the fiscal year ending December 31, 2007 will be paid sometime between January 1, 2008 and March 15, 2008).  Bonus awards shall be determined by the Company in its sole discretion.

•                    Equity Awards:  Subject to approval by the Board of Directors, from time to time, you may be eligible to receive equity awards under the Company’s 2004 Stock Option and Incentive Plan, as amended from time to time (the “Plan”).

•                    Benefits: The Company will continue to provide medical insurance coverage and other benefits on the same terms and conditions as provided to the Company’s employees or other senior executives from time to time.

•                    Paid Time Off:  You also will be eligible to receive paid vacation time.  Currently, you are eligible for 15 days of paid vacation per year, which accrues on a prorated basis and shall be treated in a manner consistent with the Company’s Employee Handbook, as amended from time to time.  You also will be eligible for paid holidays and personal days recognized by the Company as set forth in the Company’s Employee Handbook, as amended from time to time.

•                    Representation Regarding Other Obligations:  Your employment is conditioned on your continued representation that you are not subject to any confidentiality or non-competition agreement or any other similar type of restriction that would affect your ability to devote full time and attention to your work at the Company.

•                    Continuing Effect of Confidentiality and Non-Compete Agreement: You acknowledge that you and the Company entered into a Confidentiality and Non-Compete Agreement (the “Non-Compete Agreement”) which remains in full force and effect.  You hereby acknowledge and reaffirm all commitments made by you to the company in the Non-Compete Agreement.

•                    Other Terms:  Your employment with the Company shall continue to be on an at-will basis.  In other words, you or the Company may terminate employment for any reason and at any time, with or without notice.

•                    Severance:  If (i) the Company terminates your employment for any reason other than Cause or (ii) you resign for Good Reason, then you will be entitled to receive continuation of your Base Salary for a period of nine (9) months from the date of termination (the “Severance Period”).  In addition, the Company will accelerate your right to exercise shares under any stock option granted to you by the Company on or after the date of this Letter as if you had continued to work for the Company during the Severance Period.  During the Severance Period, the Company will continue to contribute to your medical insurance coverage, which, subject to your eligibility, will be extended to you under the law known as COBRA at the same rate as if you continued to be employed by the Company.  Notwithstanding the foregoing, your receipt of the severance benefits described in this paragraph will be subject, in all cases, to your execution, on or before the 21st day following its presentation to you (which shall occur no more than 14 days after the Date of Termination) of a release of any and all claims that you may then have against the Company in connection with your employment in a form that is satisfactory to the Company (the “Release”) and the effectiveness and irrevocability of the Release upon its execution or the earliest day after its execution as is permitted by law.

•                    Definitions:  For purposes of this letter, “Cause” shall mean a vote by the Board resolving that you shall be dismissed as a result of (i) your material breach of any agreement between you and the Company; (ii) your conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude; or (iii) any material misconduct or willful and deliberate non-performance (other than by reason of disability) by you of your duties to the Company.

Resignation for “Good Reason” shall mean your resignation following your prior written notice to the Company that the Company has materially breached this agreement (with such written notice to describe such material breach in detail), provided that (i) such written notice is provided within thirty (30) days after the initial existence of such breach, (ii) such breach has, in fact, occurred and remains uncured by the Company for thirty (30) days following its receipt of such written notice (the “Cure Period”), (iii) you resign upon not less than 30 days’ nor more than 60 days’ prior written notice and (iv) you provide the Company with the written notice of your resignation on or before the fifteenth (15th) day after the end of the Cure Period.

•                    Section 409A:  Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each periodic severance payment made pursuant to this agreement shall be considered a separate payment.   Anything in this agreement to the contrary notwithstanding, if at the time of your termination or resignation, you are considered a ‘specified employee’ within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment that you become entitled to under this agreement would be considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earlier of (i) six months and one day after your separation from service, or (ii) your death.

•                    Arbitration of Disputes: Any dispute arising hereunder or arising out of your employment, termination thereof, or any other relations with the Company, whether sounding in tort or contract, by statute or otherwise, including, but not limited to claims of employment discrimination, shall be settled by arbitration in Boston, Massachusetts, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association before a single Arbitrator.  Notwithstanding the foregoing, disputes arising under the Confidentiality and Non-compete Agreement shall not be subject to arbitration.

•                    Taxation: You understand that payments made pursuant to this agreement may be subject to applicable federal and state withholdings.

•                    Entire Agreement: This Agreement and the Non-Compete Agreement set forth the entire agreement and understanding between you and the Company regarding all subjects covered herein, the terms of which may not be changed or modified except by agreement in writing signed by you and the Company.

•                    Severability: Should any provision of this agreement, or portion thereof, be found invalid and unenforceable, the remaining provisions shall continue in force and effect.

•                    Governing Law: This agreement shall be governed, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to principles of conflict of law.

Sincerely,

/s/ Shai N. Gozani, M.D., Ph.D.
Shai N. Gozani, M.D., Ph.D.
President and Chief Executive Officer

ACCEPTED:

/s/ Guy Daniello
Guy Daniello